                                    Exhibit 10.1
Dominion Resources, Inc.
Restricted Stock Award Agreement

THIS AGREEMENT, dated April 3, 2007, between DOMINION RESOURCES, INC., a Virginia Corporation (the "Company") and _________("Participant"), is made pursuant and subject to the provisions of the Dominion Resources, Inc. 2005 Incentive Compensation Plan (the "Plan"). If not defined herein, all terms used in this Agreement have the same meaning given them in the Plan.

1.
Award of Stock. Pursuant to the Plan, ______ shares of Company Stock (the “Restricted Stock”) were awarded the Participant on April 3, 2007 (“Date of Grant”), subject to the terms and conditions of the Plan, and subject further to the terms and conditions set forth herein and attached hereto.

2.	Vesting. Except as provided in paragraphs 4 or 5, the shares of Restricted Stock that have not been previously forfeited shall vest according to the following schedule:

_________ shares will vest on April 3, 2010 (“Vesting Date”).

3.
Forfeiture. Except as provided in paragraphs 4 or 5, the Participant's rights in the Restricted Stock shall be forfeited if the Participant’s employment with the Company or a Dominion Company terminates prior to the Vesting Date shown above.

4.
Death, Disability, Retirement or Termination without Cause. If before the Vesting Date, the Participant dies, becomes Disabled, Retires or is terminated without Cause (as such term is defined in the Employment Continuity Agreement between the Participant and the Company), the Participant’s rights in a portion of the Restricted Stock shall become vested equal to the number of shares of Restricted Stock times the fraction of (A) the number of complete calendar months from the Date of Grant to the Participant’s termination of employment divided by (B) the total number of months from the Date of Grant to the Vesting Date. However, in the event of Retirement, such vesting of the Participant’s Restricted Stock shall be conditioned upon the determination by the Company’s Chief Executive Officer, in his sole discretion, that the Participant’s Retirement is not detrimental to the Company. The vesting will occur as of the date of death, Disability, Retirement or termination without Cause and any shares of the Restricted Stock which do not vest in accordance with the above terms of this paragraph 4 shall be deemed forfeited.

5.	Change of Control. Upon a Change of Control prior to the Vesting Date, the Participant’s rights in the Restricted Stock shall become vested as follows:
a.
A portion of the Restricted Stock will be immediately vested equal to the number of shares of Restricted Stock times the fraction of (A) the number of complete calendar months from the Date of Grant until the date of Change of Control divided by (B) the total number of months from the Date of Grant to the Vesting Date.

b.
Unless previously forfeited, the remaining shares of Restricted Stock shall become vested after a Change of Control at the earliest of the following events and in accordance with the terms described in subparagraphs (i) through (iii) below:

(i)	Vesting Date. All remaining shares of Restricted Stock will be vested at the Vesting Date.

(ii)
Death, Disability or Retirement. If the Participant dies, becomes Disabled or Retires, the Participant’s rights in the remaining shares of Restricted Stock shall become vested equal to the number of shares of Restricted Stock times the fraction of (A) the number of complete calendar months from the date of Change of Control to the Participant’s termination of employment divided by (B) the total number of months from the date of Change of Control to the Vesting Date. However, in the event of Retirement, such vesting of the Participant’s Restricted Stock shall be conditioned upon the determination by the Company’s Chief Executive Officer, in his sole discretion, that the Participant’s Retirement is not detrimental to the Company. The vesting will occur as of the date of death, Disability or Retirement, and any shares of the Restricted Stock which do not vest in accordance with the above terms of this subparagraph (ii) shall be deemed forfeited.

(iii)
Termination without Cause. All remaining shares of Restricted Stock will be vested upon the Participant’s termination by the Company without Cause, including Constructive Termination as those terms are defined by the Employment Continuity Agreement.

6.	Terms and Conditions.

a.	Nontransferability. Except as provided in paragraphs 4 or 5, no rights in the shares of Restricted Stock are transferable until the Vesting Date.

b.	Stock Power. As a condition to receipt of this award, the Participant shall deliver to the Company a stock power, endorsed in blank, with respect to the Restricted Stock.

c.	Custody of Shares. The Company shall retain custody of the shares of Restricted Stock.

d.	Shareholder Rights. With respect to any unforfeited Restricted Stock, the Participant shall have the right to receive dividends and shall have the right to vote the shares of Restricted Stock.

e.
Retirement. For purposes of this Agreement, the term Retire or Retirement means termination when the Participant is eligible for early, normal or delayed retirement as defined in the Dominion Pension Plan, or would be eligible if any crediting of deemed additional years of age and/or service applicable to the Participant under the Company’s Benefit Restoration Plan or New Benefit Restoration Plan were applied under the Pension Plan, as in effect at the time of the determination.

f.	Delivery of Shares.

(i)
Share Delivery. As soon as practicable after the Vesting Date or after the requirements of paragraphs 4 or 5 are satisfied, the Company will deliver to the Participant the appropriate number of shares of Company Stock. The Company will also cancel the stock power covering such shares.

(ii)
Withholding of Taxes. No Company Stock will be delivered until the Participant (or the Participant’s successor) has paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws (the "Applicable Withholding Taxes") or the Participant and the Company have made satisfactory provision for the payment of such taxes. As an alternative to making a cash payment to satisfy the Applicable Withholding Taxes, the Participant or the Participant’s successor may elect to have the Company retain that number of shares of Restricted Stock (valued at their Fair Market Value) that would satisfy the Applicable Withholding Taxes.

g.	Fractional Shares. A fractional share of Company Stock shall not be issued and any fraction shall be disregarded.

h.
No Right to Continued Employment. This Restricted Stock Award does not confer upon the Participant any right with respect to continuance of employment by the Company or a Dominion Company, nor shall it interfere in any way with the right of the Company or a Dominion Company to terminate the Participant's employment at any time.

i.	Change in Capital Structure. The terms of the Restricted Stock Award shall be adjusted as provided in Section 15 of the Plan if the Company has a change in capital structure.

j.	Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

k.
Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date of the award and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the plan as in effect on the date of the award of Restricted Stock.

l.
Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Prospectus and Plan Document accessible on the Company Intranet and agrees to be bound by all the terms and provisions thereof.

m.
Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

IN WITNESS WHEREOF the Company has caused this Agreement to be signed by a duly authorized officer.

                Dominion Resources, Inc.

             By: ______________________________
                 Thomas F. Farrell, II
                 President and Chief Executive Officer